(ALLIED HEALTHCARE PRODUCTS INC. LOGO)


                                                                    EXHIBIT 99.1

CONTACT:  DANIEL C. DUNN
          CHIEF FINANCIAL OFFICER
          (314) 771-2400

                       ALLIED HEALTHCARE PRODUCTS REPORTS
                      INCREASED PROFIT DESPITE LOWER SALES

         - LOWER PRODUCTION COSTS AND EXPENSES OFFSET SALES DROP.

         - DEBT IS CUT 47 PERCENT IN THE FIRST THREE QUARTERS.

ST. LOUIS, April 30, 2004 --- Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported today that it earned a net income of $628,000, or 8 cents per share, during its third quarter ended March 31, 2004, compared to $365,000, or 5 cents per share, for the third quarter of fiscal 2003.

         Year-to-date net income climbed to about $1 million, or 13 cents per share, compared to a net loss of $51,000, or negative 1 cent per share, for the same period in fiscal 2003.

         Allied increased net income for the quarter compared to fiscal 2003 despite sales that declined from about $16.4 million to $15.0 million. Year-to-date sales for Allied were down by about 5.8 percent, or $43.8 million for 2004 versus $46.5 million for 2003. However, lower production costs and operating expenses have more than offset this sales decline.

         Allied's production costs have been lowered through automation projects and increased in-house production of parts. Operating expenses also have been cut, primarily by staff reductions.

         Interest expense declined $98,000 for the quarter and $200,000 for the fiscal year, as debt has been reduced by about $4.7 million this fiscal year in addition to a reduction of $2.1 million in fiscal year 2003.

         Earl R. Refsland, president, noted that Allied "continues to increase cash flow from operations and inventory management, enabling us to further reduce debt and strengthen the balance sheet. Our major focus now is to build sales."

         Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.


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"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

                                       ##


                        ALLIED HEALTHCARE PRODUCTS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


                                                               Three months ended,                     Nine months ended,
                                                                    March 31,                               March 31,
                                                             2004                2003               2004                 2003
                                                       ---------------     ---------------     ---------------     ---------------
Net Sales                                              $    14,956,873     $    16,443,114     $    43,841,734     $    46,536,013
Cost of Sales                                               10,745,206          12,201,779          32,125,005          35,726,306
                                                       ---------------     ---------------     ---------------     ---------------

Gross Profit                                                 4,211,667           4,241,335          11,716,729          10,809,707

Selling General And Admin                                    3,054,399           3,423,454           9,568,968          10,171,452
                                                       ---------------     ---------------     ---------------     ---------------

Income from operations                                       1,157,268             817,881           2,147,761             638,255

Interest Expense                                               111,570             209,220             453,285             652,861
Other, net                                                       7,748               9,234               2,066              32,121
                                                       ---------------     ---------------     ---------------     ---------------
                                                               119,318             218,454             455,351             684,982
                                                       ---------------     ---------------     ---------------     ---------------
Income/(loss) before
provision for income taxes                                   1,037,950             599,427           1,692,410             (46,727)

Provision for income taxes                                     410,115             234,194             677,595               4,527
                                                       ---------------     ---------------     ---------------     ---------------
Net Income/(loss)                                      $       627,835     $       365,233     $     1,014,815     $       (51,254)
                                                       ===============     ===============     ===============     ===============

Earnings/(loss) per share - Basic and Diluted          $          0.08     $          0.05     $          0.13     $         (0.01)
                                                       ===============     ===============     ===============     ===============
Weighted average common shares
Outstanding - Basic                                          7,818,432           7,813,932           7,815,748           7,813,932

Weighted average common shares
Outstanding - Diluted                                        8,005,365           7,909,158           7,957,881           7,956,448





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                        ALLIED HEALTHCARE PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                        March 31, 2004       June 30, 2003
ASSETS

Current assets:
   Cash                                                                $        11,230      $        12,016
   Accounts receivable, net of allowance for doubtful
     accounts of $484,589 and $475,000, respectively                         7,418,561            7,848,977
   Inventories, net                                                         11,004,904           12,274,972
   Income tax receivable                                                       172,856              392,259
   Other current assets                                                        403,007              149,995
                                                                       ---------------      ---------------
      Total current assets                                                  19,010,558           20,678,219
                                                                       ---------------      ---------------

   Property, plant and equipment, net                                       12,131,818           12,630,289
   Deferred income taxes                                                       989,710              989,710
   Goodwill                                                                 15,979,830           15,979,830
   Other assets, net                                                           100,283              134,528
                                                                       ---------------      ---------------
      Total assets                                                     $    48,212,199      $    50,412,576
                                                                       ===============      ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                    $     2,753,009      $     2,192,717
   Current portion of long-term debt                                         1,533,308            5,409,304
   Deferred income taxes                                                       412,079              412,079
   Other current liabilities                                                 4,153,370            3,218,981
                                                                       ---------------      ---------------
      Total current liabilities                                              8,851,766           11,233,081
                                                                       ---------------      ---------------

Long-term debt                                                               3,767,453            4,612,320
                                                                       ---------------      ---------------

Commitments and contingencies                                                       --                   --

Stockholders' equity:
   Preferred stock; $0.01 par value; 1,500,000 shares
      authorized; no shares issued and outstanding                                  --                   --
   Series A preferred stock; $0.01 par value; 200,000 shares
      authorized; no shares issued and outstanding                                  --                   --
   Common stock; $0.01 par value; 30,000,000 shares
      authorized; 7,818,432 and 7,813,932  shares issued
      and outstanding at March 31, 2004
      and June 30, 2003, respectively                                          101,219              101,175
   Additional paid-in capital                                               47,041,492           47,030,549
   Common stock in treasury, at cost                                       (20,731,428)         (20,731,428)
   Retained earnings                                                         9,181,697            8,166,879
                                                                       ---------------      ---------------
      Total stockholders' equity                                            35,592,980           34,567,175
                                                                       ---------------      ---------------
      Total liabilities and stockholders' equity                       $    48,212,199      $    50,412,576
                                                                       ===============      ===============